Exhibit 99.1

BBSI Reports Third Quarter 2016 Financial Results

- Q3 Net Revenues up 13% to $225.1 Million (Non-GAAP Gross Revenues up 17%) -

VANCOUVER, Washington, November 8, 2016 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Financial Summary vs. Year-Ago Quarter

•	Net revenues up 13% to $225.1 million.

•	Non-GAAP gross revenues up 17% to $1.2 billion.

•	Net income of $10.2 million or $1.38 per diluted share, compared to net income of $11.0 million or $1.49 per diluted share. Net income in the third quarter of 2016 included a $0.30 per diluted share expense for the settlement of a November 2014 class action shareholder lawsuit.

“We are seeing consistency in our performance, which speaks to the depth of our operational teams,” said Michael Elich, president and CEO of BBSI. “In the third quarter, we saw 9.1% same-store sales growth and added 200 net new clients, supporting 17% gross revenue growth. Additionally, we continued to make progress on key initiatives, including paying off our term loan with Wells Fargo and adding a new member to our board of directors. We will continue to execute on our plan as we look towards 2017 and beyond.”

Third Quarter 2016 Financial Results

Net revenues in the third quarter of 2016 increased 13% to $225.1 million compared to $198.7 million in the third quarter of 2015.

Total non-GAAP gross revenues in the third quarter of 2016 increased 17% to $1.2 billion compared to $1.1 billion in the same year-ago quarter (see “Reconciliation of Non-GAAP Financial Measures” below). The increase was primarily due to the continued build in the Company’s client count and same-store sales growth.

Net income for the third quarter of 2016 was $10.2 million or $1.38 per diluted share, compared to net income of $11.0 million or $1.49 per diluted share in the year-ago quarter. The third quarter of 2016 included a $0.30 per diluted share expense for the recent settlement of a November 2014 class action shareholder lawsuit.

At September 30, 2016, the Company’s cash, cash equivalents, investments and restricted cash and investments increased 7% to $325.6 million compared to $305.3 million at December 31, 2015. Total debt was reduced significantly to $4.7 million compared to $19.8 million at the end of 2015 due to the full pay down of the Company’s $40.0 million term loan.

Outlook

Parting from the previous outlook of $3.50 per diluted share, the Company expects diluted earnings per share in 2016 to be $3.00, which includes an estimate of $8.2 million (approximately $0.76 per diluted share) for legal and accounting costs associated with financial restatements, changing auditors, outside investigations and legal proceedings related to securities law issues, and $3.3 million (approximately $0.30 per diluted share) for the shareholder litigation settlement. The Company reported $3.47 diluted earnings per share in 2015.

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Conference Call

BBSI will conduct a conference call tomorrow, November 9, 2016 at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) to discuss its financial results for the third quarter ended September 30, 2016. The Company’s President and CEO Michael Elich and CFO Gary Kramer will host the call, followed by a question and answer period.

Date: Wednesday, November 9, 2016

Time: 12:00 p.m. Eastern time (9:00 a.m. Pacific time)

Toll-free dial-in number: 1-877-681-3367

International dial-in number: 1-719-325-4845

Conference ID: 7180987

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=121606 and via the investor relations section of the BBSI website at www.barrettbusiness.com.

A replay of the conference call will be available after 3:00 p.m. Eastern time on the same day through December 9, 2016.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 7180987

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company is disclosing non-GAAP gross revenues.

The Company reports its Professional Employer Services revenues on a net basis because it is not the primary obligor for the services provided by the Company’s co-employed clients to their customers. The gross revenues and cost of revenues information below, although not in accordance with GAAP, is presented for comparison purposes and because management believes such information is more informative as to the level of the Company’s business activity and more useful in managing its operations.

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	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
Non-GAAP (in thousands)	September 30,		September 30,
	2016	2015	2016	2015

Gross Revenues:
Professional employer services	$1,184,159	$1,010,757	$3,314,641	$2,798,039
Staffing services	47,874	46,617	121,806	128,130
Total gross revenues	1,232,033	1,057,374	3,436,447	2,926,169
Gross Cost of revenues:
Direct payroll costs	1,036,769	886,984	2,889,278	2,457,193
Payroll taxes and benefits	82,888	75,237	269,533	235,122
Workers' compensation	62,817	52,263	175,437	145,555
Total gross cost of revenues	1,182,474	1,014,484	3,334,248	2,837,870
Gross margin	$49,559	$42,890	$102,199	$88,299

A reconciliation of net revenues to non-GAAP gross revenues is as follows:

	(Unaudited)
	Three Months Ended September 30,
	Net Revenue				Gross Revenue
	Reporting Method				Reporting Method
(in thousands)	(GAAP)		Non-GAAP Adjustments		(Non-GAAP)
	2016	2015	2016	2015	2016	2015
Revenues:
Professional employer services	$177,229	$152,108	$1,006,930	$858,649	$1,184,159	$1,010,757
Staffing services	47,874	46,617	-	-	47,874	46,617
Total revenues	$225,103	$198,725	$1,006,930	$858,649	$1,232,033	$1,057,374
Cost of revenues	$175,544	$155,835	$1,006,930	$858,649	$1,182,474	$1,014,484

	(Unaudited)
	Nine Months Ended September 30,
	Net Revenue				Gross Revenue
	Reporting Method				Reporting Method
(in thousands)	(GAAP)		Non-GAAP Adjustments		(Non-GAAP)
	2016	2015	2016	2015	2016	2015
Revenues:
Professional employer services	$497,682	$418,954	$2,816,959	$2,379,085	$3,314,641	$2,798,039
Staffing services	121,806	128,130	-	-	121,806	128,130
Total revenues	$619,488	$547,084	$2,816,959	$2,379,085	$3,436,447	$2,926,169
Cost of revenues	$517,289	$458,785	$2,816,959	$2,379,085	$3,334,248	$2,837,870

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The Company works with more than 4,100 clients across all lines of business in 22 states. For more information, please visit www.barrettbusiness.com.

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Forward-Looking Statements

Statements in this release about future events or performance, including expectations regarding revenue and earnings per share growth, are forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include changes in executive management, the ineffectiveness of the Company’s internal control over financial reporting, the Company’s relationship with its primary bank lender, potential delisting of the Company’s common stock by Nasdaq, current and future shareholder litigation, the ongoing investigation of accounting issues by the Securities and Exchange Commission and the United States Department of Justice, economic conditions in the Company's service areas, the effect of changes in the Company's mix of services on gross margin, the Company's ability to retain current clients and attract new clients, the availability of financing or other sources of capital, the potential for material deviations from expected future workers' compensation claims experience, the effect of changes in the workers’ compensation regulatory environment in one or more of the Company’s primary markets, the collectability of accounts receivable, the carrying value of deferred income tax assets and goodwill, and the effect of conditions in the global capital markets on the Company’s investment portfolio, among others. Other important factors that may affect the Company’s future prospects are described in the Company’s 2015 Annual Report on Form 10-K. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

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Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$26,786	$25,218
Trade accounts receivable, net	140,074	90,529
Income taxes receivable	-	1,038
Prepaid expenses and other	3,637	3,173
Investments	1,013	-
Restricted cash and investments	51,959	86,110
Deferred income taxes	20,906	20,941
Total current assets	244,375	227,009
Investments	863	6,082
Property, equipment and software, net	25,790	22,820
Restricted cash and investments	245,020	187,916
Goodwill	47,820	47,820
Other assets	15,937	5,130
	$579,805	$496,777

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$221	$19,833
Accounts payable	4,520	3,217
Accrued payroll, payroll taxes and related benefits	161,062	121,343
Income taxes payable	4,797	-
Other accrued liabilities	10,751	6,166
Workers' compensation claims liabilities	77,683	65,581
Safety incentives liabilities	24,997	21,253
Total current liabilities	284,031	237,393
Long-term workers' compensation claims liabilities	214,248	190,094
Long-term debt	4,447	-
Deferred income taxes	13,256	13,256
Customer deposits and other long-term liabilities	1,443	1,483
Stockholders' equity	62,380	54,551
	$579,805	$496,777

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Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	(Unaudited)		(Unaudited)
(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Professional employer service fees	$177,229	$152,108	$497,682	$418,954
Staffing services	47,874	46,617	121,806	128,130
Total revenues	225,103	198,725	619,488	547,084
Cost of revenues:
Direct payroll costs	37,017	35,308	92,667	97,260
Payroll taxes and benefits	82,888	75,237	269,533	235,122
Workers' compensation	55,639	45,290	155,089	126,403
Total cost of revenues	175,544	155,835	517,289	458,785
Gross margin	49,559	42,890	102,199	88,299
Selling, general and administrative expenses	30,440	25,440	80,834	63,839
Depreciation and amortization	823	721	2,341	2,113
Income from operations	18,296	16,729	19,024	22,347
Other expense, net	(3,280)	(216)	(3,281)	(1,061)
Income before income taxes	15,016	16,513	15,743	21,286
Provision for income taxes	4,783	5,540	4,991	7,239
Net income	$10,233	$10,973	$10,752	$14,047
Basic earnings per common share	$1.41	$1.52	$1.49	$1.96
Weighted average number of basic common shares outstanding	7,243	7,201	7,220	7,163
Diluted earnings per common share	$1.38	$1.49	$1.46	$1.91
Weighted average number of diluted common shares outstanding	7,405	7,362	7,350	7,340

Investor Relations:

Liolios

Cody Slach

Tel 1-949-574-3860

BBSI@liolios.com

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